News Release    Exhibit 99.1

JBT Corporation
70 W. Madison
Suite 4400
Chicago, IL 60602

For Release: December 7, 2021

Investors & Media:	Kedric Meredith	312 861 6034

JBT Announces the Appointment of New Director
Adds Former CEO of Technology-Focused Global Engineering Firm

CHICAGO, December 7, 2021—JBT Corporation (NYSE: JBT), a leading global technology solutions provider to high-value segments of the food & beverage industry, announced today that it has increased the size of its Board of Directors to ten members and elected Charles (“Chuck”) L. Harrington to the Board effective January 1, 2022.

“We are extremely pleased to welcome Chuck to the Board,” said Alan Feldman, Board Chairman. “His global perspective, engineering and technology expertise, understanding of cybersecurity and risk management systems, M&A track record, and strong relationships with governments and businesses across sectors will add considerable value to our Board.” “As a recently retired public company CEO, Chuck will provide invaluable support to me as we develop and implement a new strategic direction for the Company,” added Brian Deck, President and CEO of the Company.

Chuck Harrington is the Executive Chairman and recently retired President and Chief Executive Officer of Parsons Corporation. He brings deep public company governance experience and was the catalyst for Parson Corporation’s highly successful digital transformation from an engineering and construction management firm into a global technology company, at the leading edge of trends in cybersecurity, artificial intelligence and autonomous systems.

James M. Ringler, a member of the Company’s original Board, has elected to retire from the Board at the May 2022 Annual Meeting of Stockholders. The Board waived the Company’s Board retirement policy last May to allow Mr. Ringler, formerly the Chairman, President and CEO of Premark International, Inc., a predecessor to ITW, to remain for an additional term to retain his expertise on the Compensation Committee through the COVID pandemic and to provide guidance to the Company’s then newly appointed CEO. James E. Goodwin, former Chairman and CEO of UAL Corporation and also one of the Company’s original Board members, will also retire from the Board at the Company’s May 2022 Annual Meeting in accordance with the Company’s Board retirement policy. “We are fortunate to have had the leadership of Jim Goodwin and Jim Ringler on JBT’s Board during their nearly 14 years of service,” said Feldman. “On behalf of the entire Board, we thank them for their valuable contributions and wish them all the best in their retirement,” added Feldman.

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JBT Corporation (NYSE: JBT) is a leading global technology solutions provider to high-value segments of the food & beverage industry with focus on proteins, liquid foods and automated system solutions. JBT designs, produces and services sophisticated products and systems for multi-national and regional customers through its FoodTech segment. JBT also sells critical equipment and services to domestic and international air transportation customers through its AeroTech segment. JBT Corporation employs approximately 6,400 people worldwide and operates sales, service, manufacturing and sourcing operations in more than 25 countries. For more information, please visit www.jbtc.com.